Exhibit 99.1

( BW)(CA-PRIDE-BUSINESS)(PDVG) Pride Receives $1,500,000 Order forBodyguard Body Armor

Business Editors

CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 2, 2006--Pride BusinessDevelopment Holdings, Inc. (OTCBB:PDVG), a manufacturer of ballisticresistant body armor and other personal protective clothing, announcedtoday that it has received an order to deliver its Bodyguard(R) brandbody armor to be used by the correctional system of Mexico City,Mexico. Under the terms of the purchase order, one-eighth of theBodyguard(R) body armor vests ordered are to be shipped immediatelyand the balance is to be provided following approval of the firstshipment. The purchase order calls for partial payment prior todelivery, with the balance paid thirty days after approval. Theinitial partial payment has been received. There is no guarantee thatthe remaining balance of the purchase order will be approved followingthe first shipment or that we will receive the balance owed under thepurchase order.

Ari L. Markow, President of Pride Business Development Holdings,Inc., stated, "We anticipate delivering the initial shipment ofBodyguard body armor vests in November and the balance prior to theend of 2006." Mr. Markow went on to state, "We plan on utilizing bothour California and our Tennessee facilities to ensure timely deliveryof this significant order."

ABOUT PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.

Pride Business Development Holdings, Inc. ("Pride"), with itsbrand of Bodyguard(R) products, is a specialty and protectiveclothing and materials manufacturer for the domestic and internationallaw enforcement, military and dangerous materials handling markets.Pride's headquarters are located within its 35,000 square footmanufacturing facility and showroom in Camarillo, California. Pridenow also occupies a 10,000 square foot manufacturing facility inJacksboro, Tennessee, which will specialize in the manufacture oftactical body armor and accessories for law enforcement and military.Pride is currently finalizing construction of its own ballisticlaboratory at its Camarillo, California headquarters. For informationabout Pride Business Development Holdings, Inc. please visit ourwebsite at www.pridegroup.org or call us at 866-868-0461. For moreinformation about Pride's subsidiary, Bodyguard, Inc., please visitour website at www.yourbodyguard.com or call us at 866-868-0461.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities LitigationReform Act of 1995: The Statements which are not historical factscontained in this press release are forward-looking statements, whichare based largely on the Company's expectations and are subject tovarious business risks and uncertainties, certain of which are beyondthe Company's control. Words such as "expects," "anticipates,""targets," "goals," "projects," "intends," "plans," "believes,""seeks," "estimates," variations of such words, and similarexpressions are intended to identify such forward-looking statements.These forward-looking statements are only predictions that speak as ofthe date hereof and are subject to risks, uncertainties andassumptions that are difficult to predict. Therefore, actual resultsmay differ materially and adversely from those expressed in anyforward-looking statements. Factors that might cause or contribute tosuch differences include, but are not limited to, those discussed inour reports on file with the Securities and Exchange Commission. Youare cautioned not to place undue reliance on these forward- lookingstatements that speak only as of the date hereof. We undertake noobligation to revise or update publicly any forward-looking statementsto reflect any change in the expectations of our management withregard thereto or any change in events, conditions, or circumstanceson which any such statements are based.

CONTACT:	Pride Business Development Holdings, Inc. Ari Markow, 805-322-6500

SOURCE:	Pride Business Development Holdings, Inc.